Exhibit (j)(2)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 54 to Registration Statement No. 033-30876 of DWS LifeCompass Protect Fund and DWS LifeCompass Income Fund, each a series of DWS Target Fund, on Form N-1A of our reports dated February 29, 2008, relating to the consolidated financial statements of Merrill Lynch Bank USA for the year ended December 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, "Fair Value Measurement," Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115," and FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109," and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised
2004), "Share-Based Payment") and of our assessment of management's assertion of effectiveness of internal control over financial reporting included as an exhibit, which is part of such Registration Statement.


/s/Deloitte & Touche, LLP

Salt Lake City, Utah
August 28, 2008